The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated March 9, 2018

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 3-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated March , 2018 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

Structured Investments	$ Callable Cash-Settled Equity-Linked Notes due March [ ], 2023 Linked to the Common Stock of Apple Inc. Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek full repayment of principal at maturity or upon early redemption and an additional return at maturity or upon early redemption based on any appreciation of the Reference Stock (measured in terms of the Threshold Price) above the Threshold Price of 120% of the Initial Strike Price.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	The notes may be redeemed early, in whole but not in part, at our option on any business day on or after the Initial Redemption Date without your consent as set forth under “Additional Key Terms” on page PS-1 of this pricing supplement.

•	You may request that we repurchase your notes on a daily basis on or after the Initial Repurchase Date, subject to your compliance with the procedural requirements and the other limitations set forth under “Additional Key Terms” on page PS-1 of this pricing supplement. You will lose some or all of your principal amount if you request that we repurchase your notes and the Final Stock Price on the relevant Valuation Date is less than the Threshold Price.

•	Minimum denominations equal of $1,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stock:	The common stock, par value $0.00001 per share, of Apple Inc. (Bloomberg ticker: AAPL). We refer to Apple Inc. as the “Reference Stock Issuer.”
Payment at Maturity:

If the notes have not been redeemed or repurchased early, your payment at maturity, for each $1,000 principal amount note will be equal to the greater of:

•  $1,000; and

•  the Alternative Settlement Amount on the Final Valuation Date.

Alternative Settlement Amount:	On any Valuation Date, an amount in cash calculated as follows: $1,000 × (Final Stock Price on that Valuation Date / Threshold Price)
Threshold Price:	120% of the Initial Strike Price
Initial Strike Price:	A price of one share of the Reference Stock to be determined on the Pricing Date in the sole discretion of the calculation agent. The Initial Strike Price may or may not be the VWAP or the regular official weekday closing price of one share of the Reference Stock on the Pricing Date. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.
Final Stock Price:	With respect to each Valuation Date, the VWAP of one share of the Reference Stock on that Valuation Date
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the VWAP of one share of the Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock, including an adjustment to take into account any Ordinary Dividend that is higher or lower than the Base Dividend. See “The Underlying — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement, as supplemented by Annex A to this pricing supplement.
Pricing Date:	On or about March 9, 2018
Original Issue Date:	On or about March [14], 2018 (settlement date)
Valuation Dates†:

•  For purposes of the payment at maturity, March [ ], 2023 (the “Final Valuation Date”);

•  for purposes of the payment upon early redemption, the second scheduled trading day after the day on which we deliver notice of an early redemption to The Depository Trust Company, or DTC; and

•  for purposes of any payment upon early repurchase, the date specified as the Valuation Date in the applicable Repurchase Notice, provided that the Valuation Date must be after the business day on which the applicable Repurchase Notice is submitted and before both (a) the date, if any, on which we deliver notice of an early redemption to DTC and (b) the Final Valuation Date

Maturity Date†:	March [ ], 2023
Other Key Terms:	See “Additional Key Terms” on page PS-1 of this pricing supplement.

†	Subject to postponement in the event of certain market disruption events and as described under “Annex A — Supplemental Terms of Notes — Postponement of a Valuation Date” in this pricing supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$—	$

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will not receive selling commissions for the notes. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $[ ] per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $[ ] per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012641/crt-dp64830_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Payment upon Early Redemption:

We, at our election, may redeem the notes early on any Redemption Date, in whole but not in part, on or after March [ ], 2021 (the “Initial Redemption Date”) at a price, for each $1,000 principal amount note equal to the greater of:

•   $1,000; and

•   the Alternative Settlement Amount on the relevant Valuation Date.

If we intend to redeem the notes early, we will deliver notice of early redemption to DTC. The relevant Valuation Date† will be the second scheduled trading day after the day on which we deliver notice of an early redemption to DTC.

Redemption Date†:	The third business day following the relevant Valuation Date
Payment upon Early Repurchase:

You may request that we repurchase your notes on any Repurchase Date, on or after March [ ], 2021 (the “Initial Repurchase Date”), during the term of the notes by delivering a repurchase notice to us via email at synthetic.convert.repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day immediately preceding the relevant Valuation Date and following the procedures described under “Annex A — Supplemental Terms of Notes — Early Repurchase.” If you fail to comply with these procedures, your notice will be deemed ineffective.

Upon early repurchase, you will receive for each $1,000 principal amount note a cash payment on the relevant Repurchase Date equal to the Alternative Settlement Amount as of the relevant Valuation Date.

The relevant Valuation Date† will be as specified in the applicable Repurchase Notice, provided that such Valuation Date must be after the business day on which the applicable Repurchase Notice is submitted and before both (a) the date, if any, on which we deliver notice of an early redemption to DTC and (b) the Final Valuation Date.

You will lose some or all of your principal amount if you request that we repurchase your notes and the Final Stock Price on the relevant Valuation Date is less than the Threshold Price.

Repurchase Date†:	The third business day following the relevant Valuation Date
Repurchase Notice:	A repurchase notice substantially in the form of the Repurchase Notice set forth in Annex B to this pricing supplement
Ordinary Dividend:	The regular quarterly cash dividend per one share of the Reference Stock paid by the Reference Stock Issuer
Base Dividend:	From the Original Issue Date to the Final Valuation Date, $0.63 per quarter per share of the Reference Stock. The Base Dividend is used to calculate any dividend adjustments for Ordinary Dividends. See “Annex A — Supplemental Terms of the Notes — Anti-Dilution Adjustments” in this pricing supplement for further information.
CUSIP:	[JPM TO PROVIDE]

†	Subject to postponement in the event of certain market disruption events and as described under “Annex A — Supplemental Terms of Notes — Postponement of a Valuation Date” in this pricing supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Supplemental Terms of the Notes

The terms set out in Annex A to this pricing supplement will apply to the notes offered by this pricing supplement, notwithstanding anything to the contrary in the accompanying product supplement.

JPMorgan Structured Investments —	PS-1
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — We will pay you at least the principal amount per $1,000 principal amount note if you hold the notes to maturity or any early redemption at our option, regardless of the performance of the Reference Stock. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	APPRECIATION POTENTIAL IF THE FINAL STOCK PRICE IS GREATER THAN THE THRESHOLD PRICE — The payment at maturity or upon early redemption at our option or repurchase at your request of the notes will exceed the principal amount per $1,000 principal amount note if the Final Stock Price on the relevant Valuation Date is greater than the Threshold Price, which is 120% of the Initial Strike Price. Under these circumstances, at maturity or upon early redemption or repurchase, for each $1,000 principal amount note, you will receive a cash payment equal to the Alternative Settlement Amount of $1,000 × (Final Stock Price on the relevant Valuation Date / Threshold Price). You will lose some or all of your principal amount if you request that we repurchase your notes and the Final Stock Price on the relevant Valuation Date is less than the Threshold Price.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the notes early on any Redemption Date, in whole but not in part, on or after the Initial Redemption Date at a price, for each $1,000 principal amount note, equal to the greater of $1,000 and the Alternative Settlement Amount on the relevant Valuation Date.

•	DAILY REPURCHASES — You may request that we repurchase your notes on any Repurchase Date during the term of the notes on or after the Initial Repurchase Date by delivering a repurchase notice to us via email at synthetic.convert.repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day immediately preceding the relevant Valuation Date and following the procedures described under “Annex A — Supplemental Terms of Notes — Early Repurchase.” Upon early repurchase, you will receive for each $1,000 principal amount note a cash payment on the relevant Repurchase Date equal to the Alternative Settlement Amount as of the relevant Valuation Date. Accordingly, you will lose some or all of your principal amount if you request that we repurchase your notes and the Final Stock Price on the relevant Valuation Date is less than the Threshold Price.

•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity, redemption or repurchase. Upon sale or exchange (including on redemption or repurchase or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Legislation commonly referred to as “FATCA” will apply to the payment on your notes at maturity, and may also apply to the gross proceeds of a sale or other disposition of a note prior to maturity (including a redemption or repurchase). However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of a note occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS-2
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on March 9, 2018 and we had determined the comparable yield on that date, it would have been an annual rate of 3.54%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than 3.54%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual payment at maturity that we will make on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	THE NOTES MAY NOT PAY MORE THAN (AND MAY PAY LESS THAN) THE PRINCIPAL AMOUNT — If the Final Stock Price on the applicable Valuation Date is less than or equal to the Threshold Price, you will receive no more than the principal amount of your notes, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. As set forth in the immediately following risk consideration, you will lose some or all of your principal amount if you request that we repurchase your notes and the Final Stock Price on the relevant Valuation Date is less than the Threshold Price.

•	IF YOU REQUEST THAT WE REPURCHASE YOUR NOTES, YOU WILL LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES UNLESS THE FINAL STOCK PRICE ON THE APPLICABLE VALUATION DATE EXCEEDS OR EQUALS THE THRESHOLD PRICE — If you request that we repurchase your notes, the payment that you receive on the Repurchase Date will be based on the Alternative Settlement Amount. The Alternative Settlement Amount per $1,000 principal amount note, as described elsewhere in this pricing supplement, is equal to (a) $1,000 times (b) the Final Stock Price on the applicable Valuation Date divided by the Threshold Price. As a result, if you request that we repurchase your notes, and if the Final Stock Price on the applicable Valuation Date is less than the Threshold Price, the Alternative Settlement Amount will be less than $1,000 per $1,000 principal amount note and the payment that you receive on the Repurchase Date will be less than the principal amount of your notes. Accordingly, you may lose some or all of your principal amount upon an early repurchase. Taking into account the Threshold Price of 120% of the Initial Strike Price, the Reference Stock will need to appreciate by at least 20% from the Initial Strike Price in order for you to receive at least your principal amount upon early repurchase.

•	YOU WILL NOT PARTICIPATE IN THE FULL APPRECIATION OF THE REFERENCE STOCK — Even if the Final Stock Price on the applicable Valuation Date is greater than the Threshold Price, the payment on the notes at maturity or upon early redemption at our option or repurchase at your request will reflect only appreciation of the Reference Stock in excess of the Threshold Price and that appreciation will be measured in terms of the Threshold Price. For example, taking into account the Threshold Price of 120% of the Initial Strike Price, if the applicable Final Stock Price were equal to 150% of the Initial Strike Price, the payment on the notes would be only $1,250 for each $1,000 principal amount note, for a return of 25%, even though the Reference Stock appreciated by 50% from the Initial Strike Price and by 25% from the Threshold Price, in each case measured in terms of the Initial Strike Price.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are redeemed early, you will not benefit from any subsequent appreciation of the Reference Stock above the Threshold Price. If the notes are redeemed early, for each $1,000 principal amount note, you will receive a payment equal to the greater of $1,000 and the Alternative Settlement Amount on the relevant Valuation Date.

JPMorgan Structured Investments —	PS-3
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

•	REINVESTMENT RISK — If your notes are redeemed early, the term of the notes may be reduced to as short as approximately three years and you will not benefit from any subsequent appreciation of the Reference Stock above the Threshold Price. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are redeemed early prior to the Maturity Date.

•	THERE ARE RESTRICTIONS ON YOUR ABILITY TO REQUEST THAT WE REPURCHASE YOUR NOTES — You may submit a request to have us repurchase your notes only on a Repurchase Date occurring on or after the Initial Repurchase Date. In addition, if you elect to exercise your right to have us repurchase your notes, your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day. If we do not receive that notice or we (or our affiliates) do not acknowledge receipt of that notice, your repurchase request will not be effective and we will not be required to repurchase your notes on the corresponding Repurchase Date.

Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a market disruption event.

•	YOU WILL NOT KNOW THE AMOUNT YOU WILL RECEIVE UPON EARLY REPURCHASE AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the amount you will receive upon early repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) must acknowledge receipt of that notice, on the same day. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.

•	THE ALTERNATIVE SETTLEMENT AMOUNT IS LINKED TO THE VWAP OF ONE SHARE OF THE REFERENCE STOCK — The Alternative Settlement Amount is calculated by reference to the VWAP of one share the Reference Stock on the relevant Valuation Date and not by reference to the closing price of one share of the Reference Stock on that Valuation Date. The closing price of one share of the Reference Stock may vary significantly from its VWAP. Accordingly, if the VWAP of one share of the Reference Stock is less than its closing price on the relevant Valuation Date and if your payment at maturity or upon early redemption or repurchase is based on the Alternative Settlement Amount, that payment will be less than it would have been if the Alternative Settlement Amount were calculated by reference to the closing price of the Reference Stock on the relevant Valuation Date.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer or providing advisory services to the Reference Stock Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Initial Strike Price will be a price determined on the Pricing Date in the sole discretion of the calculation agent. Although the calculation agent will make all determinations and will take all actions in relation to establishing the Initial Strike Price in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Strike Price, that might affect the value of your notes.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing

JPMorgan Structured Investments —	PS-4
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the VWAP of one share of the Reference Stock, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

•	the actual and expected volatility in the VWAP of one share of the Reference Stock;

•	the time to maturity of the notes;

•	whether we are expected to redeem the notes early;

•	the dividend rate on the Reference Stock;

•	interest and yield rates in the market generally;

•	the occurrence of certain events affecting the Reference Stock Issuer that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, one of our affiliates is expected to provide an indicative value, if requested, for the notes directly to the initial investor of the notes. This value may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	no ownership rights in the Reference Stock — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock Issuer contained in this pricing supplement. You should make your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and the Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Other than pursuant to the early repurchase right, we will not be required to purchase the notes in the secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend

JPMorgan Structured Investments —	PS-5
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

on the price, if any, at which JPMS is willing to buy the notes. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. Accordingly, the liquidity of the market for the notes outside of the early repurchase right could vary materially over the term of the notes and the price at which you may be able to trade your notes is likely to depend on the payment upon early repurchase. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in “Annex A — Supplemental Terms of Notes — Early Repurchase” in this pricing supplement.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in Annex A to this pricing supplement or the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

JPMorgan Structured Investments —	PS-6
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

What Is the Final Payment on the Notes, Assuming a Range of Performances for the Reference Stock?

The following table and examples illustrate the hypothetical final payment on the notes, whether at maturity or upon early redemption or repurchase. Each hypothetical final payment set forth below assumes an Initial Strike Price of $175 and a Threshold Price of $210 (equal to 120% of the hypothetical Initial Strike Price). Each hypothetical final payment set forth below is for illustrative purposes only and may not be the actual final payment applicable to a purchaser of the notes. There will be only one final payment on the notes, whether at maturity or upon early redemption or repurchase. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Stock Price on Applicable Valuation Date	Percentage Change from Initial Strike Price to Final Stock Price	Alternative Settlement Amount	Final Payment at Maturity	Final Payment upon Early Redemption	Final Payment upon Early Repurchase
$315.00	80.00%	$1,500.00	$1,500.00	$1,500.00	$1,500.00
$288.75	65.00%	$1,375.00	$1,375.00	$1,375.00	$1,375.00
$262.50	50.00%	$1,250.00	$1,250.00	$1,250.00	$1,250.00
$245.00	40.00%	$1,166.67	$1,166.67	$1,166.67	$1,166.67
$227.50	30.00%	$1,083.33	$1,083.33	$1,083.33	$1,083.33
$210.00	20.00%	$1,000.00	$1,000.00	$1,000.00	$1,000.00
$192.50	10.00%	$916.67	$1,000.00	$1,000.00	$916.67
$175.00	0.00%	$833.33	$1,000.00	$1,000.00	$833.33
$157.50	-10.00%	$750.00	$1,000.00	$1,000.00	$750.00
$140.00	-20.00%	$666.67	$1,000.00	$1,000.00	$666.67
$122.50	-30.00%	$583.33	$1,000.00	$1,000.00	$583.33
$113.75	-35.00%	$541.67	$1,000.00	$1,000.00	$541.67
$105.00	-40.00%	$500.00	$1,000.00	$1,000.00	$500.00
$87.50	-50.00%	$416.67	$1,000.00	$1,000.00	$416.67
$70.00	-60.00%	$333.33	$1,000.00	$1,000.00	$333.33
$52.50	-70.00%	$250.00	$1,000.00	$1,000.00	$250.00
$35.00	-80.00%	$166.67	$1,000.00	$1,000.00	$166.67
$17.50	-90.00%	$83.33	$1,000.00	$1,000.00	$83.33
$0.00	-100.00%	$0.00	$1,000.00	$1,000.00	$0.00

JPMorgan Structured Investments —	PS-7
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

Hypothetical Examples of Amount Payable at Maturity or upon Early Redemption

The following examples illustrate how the payment at maturity or upon early redemption in different hypothetical scenarios is calculated.

Example 1: The VWAP of one share of the Reference Stock increases from the Initial Strike Price of $175 to a Final Stock Price on the relevant Valuation Date of $192.50.

Because the Final Stock Price on the relevant Valuation Date is $192.50, the Alternative Settlement Amount is equal to $916.67, calculated as follows:

$1,000 × ($192.50 / $210) = $916.67

Because the Alternative Settlement Amount is less than $1,000 and even though the Reference Stock has appreciated by 10% from the Initial Strike Price to the Final Stock Price, the payment at maturity or upon early redemption is only $1,000 for each $1,000 principal amount note.

Example 2: The VWAP of one share of the Reference Stock decreases from the Initial Strike Price of $175 to a Final Stock Price on the relevant Valuation Date of $105.

Because the Final Stock Price on the relevant Valuation Date is $105, the Alternative Settlement Amount is equal to $500, calculated as follows:

$1,000 × ($105 / $210) = $500

Because the Alternative Settlement Amount is less than $1,000, the payment at maturity or upon early redemption is $1,000 for each $1,000 principal amount note.

Example 3: The VWAP of one share of the Reference Stock increases from the Initial Strike Price of $175 to a Final Stock Price on the relevant Valuation Date of $288.75.

Because the Final Stock Price on the relevant Valuation Date is $288.75, the Alternative Settlement Amount is equal to $1,375, calculated as follows:

$1,000 × ($288.75 / $210) = $1,375

Because the Alternative Settlement Amount is greater than $1,000 and even though the Reference Stock has appreciated by 65% from the Initial Strike Price to the Final Stock Price, the payment at maturity or upon early redemption is equal to the Alternative Settlement Amount of $1,375 for each $1,000 principal amount note.

Hypothetical Examples of Amount Payable upon Early Repurchase

The following examples illustrate how the payment upon early repurchase in different hypothetical scenarios is calculated.

Example 1: The VWAP of one share of the Reference Stock remains unchanged from the Initial Strike Price of $175 on the relevant Valuation Date.

Even though the Final Stock Price remains unchanged from the Initial Strike Price, because the Final Stock Price on the relevant Valuation Date is $175, the Alternative Settlement Amount, and therefore the payment upon early repurchase, is equal to $833.33, calculated as follows:

$1,000 × ($175 / $210) = $833.33

Example 2: The VWAP of one share of the Reference Stock increases from the Initial Strike Price of $175 to a Final Stock Price on the relevant Valuation Date of $192.50.

Because the Final Stock Price on the relevant Valuation Date is $192.50 and even though the Reference Stock has appreciated by 10% from the Initial Strike Price to the Final Stock Price, the Alternative Settlement Amount, and therefore the payment upon early repurchase, is equal to $916.67, calculated as follows:

$1,000 × ($192.50 / $210) = $916.67

Example 3: The VWAP of one share of the Reference Stock decreases from the Initial Strike Price of $175 to a Final Stock Price on the relevant Valuation Date of $105.

Because the Final Stock Price on the relevant Valuation Date is $105, the Alternative Settlement Amount, and therefore the payment upon early repurchase, is equal to $500, calculated as follows:

$1,000 × ($105 / $210) = $500

Example 4: The VWAP of one share of the Reference Stock increases from the Initial Strike Price of $175 to a Final Stock Price on the relevant Valuation Date of $288.75.

Because the Final Stock Price on the relevant Valuation Date is $288.75 and even though the Reference Stock has appreciated by 65% from the Initial Strike Price to the Final Stock Price, the Alternative Settlement Amount, and therefore the payment upon early repurchase, is equal to equal to $1,375, calculated as follows:

$1,000 × ($288.75 / $210) = $1,375

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or to the Redemption Date or Repurchase Date, as applicable. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-8
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on the Reference Stock Issuer is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, the Reference Stock Issuer designs, manufactures and markets mobile communication and media devices and personal computers and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications. The common stock of the Reference Stock Issuer, par value $0.00001 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of the Reference Stock Issuer in the accompanying product supplement. Information provided to or filed with the SEC by the Reference Stock Issuer pursuant to the Exchange Act can be located by reference to SEC file number 001-36743, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the VWAP of one share of the Reference Stock based on the weekly historical VWAP of one share of the Reference Stock from January 4, 2013 through March 2, 2018. The VWAP of one share of the Reference Stock on March 8, 2018 was $[ ].

Any payment on the notes is linked to the VWAP of one share of the Reference Stock and not to the closing price of one share of the Reference Stock. The VWAP of one share of the Reference Stock is determined in a manner that is different from the closing price of one share of the Reference Stock, and the VWAP of one share of the Reference Stock will not necessarily correlate with the performance of the closing price of one share of the Reference Stock. The closing price of one share of the Reference Stock may vary significantly from the VWAP of one share of the Reference Stock. Therefore, any payment on the notes may be different from, and may be significantly less than, the payment you would have received if that payment were determined by reference to the closing price of one share of the Reference Stock.

We obtained the VWAPs above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The VWAPs may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the VWAP of one share of the Reference Stock should not be taken as an indication of future performance of the VWAP of one share of the Reference Stock, and no assurance can be given as to the VWAP of one share of the Reference Stock on the applicable Valuation Date. There can be no assurance that the performance of the Reference Stock will result a final payment per $1,000 principal amount note above $1,000 or, if the notes are repurchased early, the return of any of your principal amount.

[JPM TO PROVIDE]

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-9
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Final Payment on the Notes, Assuming a Range of Performances for the Reference Stock?”, “Hypothetical Examples of Amount Payable at Maturity or upon Early Redemption” and “Hypothetical Examples of Amount Payable upon Early Repurchase” in this pricing supplement for illustrations of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

[We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.]

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes.

JPMorgan Structured Investments —	PS-10
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

Annex A

Supplemental Terms of Notes

Early Repurchase

You may submit a request to have us repurchase your notes on any Repurchase Date during the term of the notes on or after the Initial Repurchase Date, subject to the procedures and terms set forth below. Any repurchase request that we accept in accordance with the procedures and terms set forth below will be irrevocable.

To request that we repurchase your notes, you must instruct your broker or other person through which you hold your notes to take the following steps:

•	Send a notice of repurchase, substantially in the form attached as Annex B to this pricing supplement (a “Repurchase Notice”), to us via email at synthetic.convert.repurchase@jpmchase.com, with “Callable Cash-Settled Equity-Linked Notes due March [ ], 2023 Linked to the Common Stock of Apple Inc., CUSIP No. [JPM TO PROVIDE]” as the subject line, by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date. We or our affiliate must acknowledge receipt of the Repurchase Notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your repurchase request;

•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant Valuation Date at a price equal to the amount payable upon early repurchase of the notes; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which the notes will be repurchased.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the notes in respect of those deadlines. If we do not receive your Repurchase Notice by 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date or we (or our affiliates) do not acknowledge receipt of the Repurchase Notice on the same day, your Repurchase Notice will not be effective, and we will not repurchase your notes. Once given, a Repurchase Notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made. Questions about the repurchase requirements should be directed to synthetic.convert.repurchase@jpmchase.com.

Volume Weighted Average Price

The “VWAP” of one share of the Reference Stock (or one unit of any other security for which a VWAP must be determined) on any relevant day means:

•	if the Reference Stock (or that security) is listed or admitted to trading on a national securities exchange, the composite volume-weighted average price (VWAP) of the Reference Stock (or that security) between 9:30 a.m. and 4:00 p.m., New York City time, as calculated by Bloomberg L.P. and displayed on the relevant Bloomberg page (in the case of the Reference Stock, “AAPL US <EQUITY> AQR”), or any successor page, as of approximately 4:15 p.m., New York City time;

•	if the Reference Stock (or that security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (or any successor service) operated by Financial Industry Regulatory Authority, Inc. (the “FINRA”) (the “OTC Bulletin Board”), the volume-weighted average price of the principal trading session on the OTC Bulletin Board on that day; or

•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the Reference Stock (or that security) obtained from as many dealers in the Reference Stock (or that security), but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of the mean, but only to the extent that any of those bids is not the highest or the lowest of the bids obtained, in each case multiplied by the then-current Stock Adjustment Factor, subject to the provisions of “Postponement of a Valuation Date” below and “The Underlying — Reference Stocks — Reorganization Events” in the accompanying product supplement.

Anti-Dilution Adjustments

The provisions set forth under “The Underlying — Reference Stocks — Anti-Dilution Adjustments” in the accompanying product supplement will apply to the notes, provided that the provisions set forth below will apply instead of those set forth under “The Underlying — Reference Stocks — Anti-Dilution Adjustments — Cash Dividends or Distributions”:

If the issuer of the Reference Stock pays an Ordinary Dividend different from the Base Dividend and that Ordinary Dividend does not exceed the Dividend Threshold, then, once the Ordinary Dividend has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which will be the Current Market Price (as defined in the accompanying product supplement with respect to a Reference Stock) of the Reference Stock, and the denominator of which will be (x) the Current Market Price of the Reference Stock minus (y) the excess dividend,

JPMorgan Structured Investments —	A-1
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

where the “excess dividend,” which may be negative, equals the Ordinary Dividend paid minus the Base Dividend.

If the issuer of the Reference Stock pays a dividend or makes a distribution consisting exclusively of cash to all or substantially all holders of shares of the Reference Stock in an aggregate amount that exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Reference Stock are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor will equal the product of:

•	the prior Stock Adjustment Factor, and

•	a fraction, the numerator of which is the Current Market Price of the Reference Stock and the denominator of which is the amount by which the Current Market Price exceeds the aggregate amount in cash per share of that Reference Stock distributed in that cash dividend or distribution.

The “Dividend Threshold” of the Reference Stock is equal to 10% of the closing price of one share of the Reference Stock on the trading day immediately preceding the ex-dividend date.

Reorganization Events

The following provisions will apply to the notes in addition to those set forth under “The Underlying — Reference Stocks — Reorganization Events” in the accompanying product supplement:

If a Reorganization Event (as defined in the accompanying product supplement) with respect to the Reference Stock occurs, then, for purposes of any determination with respect to the Reference Stock on or after the effective date of that Reorganization Event, the VWAP of one share of the Reference Stock on any relevant day will equal the VWAP of the Exchange Property (as defined in the accompanying product supplement) on that day.

On any relevant day, the “VWAP” of the Exchange Property means the product of:

•	the sum of:

•	the VWAP of one share of any Exchange Traded Securities (as defined in the accompanying product supplement) composing the Exchange Property on that day multiplied by the quantity of the applicable Exchange Traded Securities received for each share of the Reference Stock; and

•	the aggregate cash amount of any Exchange Property (other than Exchange Traded Securities), including the aggregate cash amount resulting from the valuation of the Liquidation Property (as defined in the accompanying product supplement) as described above; and

•	the Stock Adjustment Factor for the Reference Stock as of the effective date for the Reorganization Event.

If a reorganization event other than those described in the definition of Reorganization Event set forth in the accompanying product supplement occurs with respect to a Reference Stock, the calculation agent may calculate the corresponding adjustment or series of adjustments to the VWAP of one share of the Reference Stock as the calculation agent determines in good faith to be appropriate to account for that reorganization event. You will not be entitled to any compensation from us, JPMorgan Chase & Co. or the calculation agent for any loss suffered as a result of any such adjustment or the calculation agent’s decision not to make any such adjustment.

Postponement of a Valuation Date

The following provisions will apply to the notes instead of those set forth under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other than a Commodity Index)” in the accompanying product supplement:

If a Valuation Date is a Disrupted Day (as defined in the accompanying product supplement), the applicable Valuation Date will be postponed to the immediately succeeding scheduled trading day (as defined in the accompanying product supplement) that is not a Disrupted Day.

In no event, however, will any Valuation Date be postponed to a date that is after the applicable Final Disrupted Valuation Date (as defined in the accompanying product supplement). If a Valuation Date has been postponed to the applicable Final Disrupted Valuation Date and that day is a Disrupted Day, the calculation agent will determine the VWAP of one share of the Reference Stock for that Valuation Date on that Final Disrupted Valuation Date in good faith based on the calculation agent’s assessment of the market value of one share of the Reference Stock on that Final Disrupted Valuation Date.

Market Disruption Events

The provisions set forth under “The Underlying — Reference Stocks — Market Disruption Events for a Reference Stock” in the accompanying product supplement will apply to the notes, provided that each reference to “any security for which a closing price must be determined” shall be deemed to be replaced with “any security for which a VWAP (as defined in the relevant terms supplement) must be determined.”

JPMorgan Structured Investments —	A-2
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.

Annex B

FORM OF REPURCHASE NOTICE

To: synthetic.convert.repurchase@jpmchase.com

Subject: Callable Cash-Settled Equity-Linked Notes due March [ ], 2023 Linked to the Common Stock of Apple Inc., CUSIP No. [JPM TO PROVIDE]

Ladies and Gentlemen:

The undersigned holder of JPMorgan Chase Financial Company LLC’s Medium-Term Notes, Series A, Callable Cash-Settled Equity-Linked Notes due March [ ], 2023 Linked to the Common Stock of Apple Inc., CUSIP No. [JPM TO PROVIDE], fully and unconditionally guaranteed by JPMorgan Chase & Co. (the “notes”) hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the Repurchase Date specified below as described in the product supplement no. 3-I, as supplemented by the pricing supplement dated March [ ], 2023 relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the number of notes specified below at a price per $1,000 principal amount note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time, on the Repurchase Date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of Notes surrendered for Repurchase:

Applicable Valuation Date: _________________, 20__*
Applicable Repurchase Date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to synthetic.convert.repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments —	B-1
Callable Cash-Settled Equity-Linked Notes Linked to the Common Stock of Apple Inc.